Exhibit 16.1

December 20, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have read the statements made by XBP Europe Holdings, Inc. (formerly CF Acquisition Corp. VIII) under Item 4.01(a) of its Form 8-K dated December 15, 2023 and are in agreement with the statements concerning our Firm contained therein; we are not in a position to agree or disagree with other statements contained in any other section in the Form 8-K.

Very truly yours,

WithumSmith+Brown, PC